SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 22, 2009

MangoSoft, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-30781	87-0543565

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
formation)

29 Riverside Street, Suite A, MS A-8, Nashua, New Hampshire 03062

 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (603) 324-0400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2009, Dale Vincent, the Chief Executive Officer and President and sole Director and sole employee of MangoSoft, Inc. (the “Company”), passed away.

As a result of the vacancy created by the death of Mr. Vincent, on April 28, 2009, Selig Zises was elected as a Director of the Company by written consent of a majority of the stockholders of the Company in lieu of a stockholders’ meeting.  Thereafter, Mr. Zises appointed himself as Interim Chief Executive Officer and Interim Secretary of the Company.  Mr. Zises will not receive any compensation as an officer or director of the Company.

Mr. Zises is 67 years of age and has been a private investor for the past five (5) years.

There is no family relationship between Selig Zises and any other former executive officer or director of the Company, and there is no arrangement or understanding under which Selig Zises was appointed Director, Interim Chief Executive Officer or Interim Secretary.

In February 2008, in connection with the Company’s rights offering, Selig Zises purchased 750,000 shares of the Company’s common stock, and Jay Zises, Selig Zises’ brother, purchased 400,000 shares of the Company’s common stock, for $375,000 and $200,000, respectively.

On January 29, 2009, the Company made a $600,000 secured loan to Plaintiff Holding XI LLC, a wholly owned subsidiary of Plaintiff Funding Holding, Inc. d/b/a LawCash, a company controlled by Selig Zises and Jay Zises.  This loan has a term of one (1) year, is evidenced by a secured promissory note bearing interest at 14% per annum and Mr. Selig Zises has personally guaranteed up to $120,000 of such loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

MANGOSOFT, INC.
By:	/s/ Selig Zises
Selig Zises
Interim Chief Executive Officer and Interim Secretary

Dated: April 28, 2009